EX. 99.77O-Transactions effected pursuant to Rule 10f-3

1.      Name of Underwriter From Who Purchased:

        Salomon Smith Barney


2.      Name of Underwriting syndicate members:

        Goldman Sachs & Co.
        BBVA
        SSSB
        MSDW


3.      Name of Issuer:

        Inditex


4.      Title of Security:

        Shares of Industria de Diseno Textil, S.A.


5.      Date of First Offering:

        05/22/01


6.      Dollar Amount Purchased:

        $8,916.29


7.      Number of Shares Purchased:

        700 Shares


8.      Price Per Unit:

        Euro 14.7/USD 12.73

9.      Resolution Approved by the Board of Tustees: